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Exhibit 10.10

HOUGHTON MIFFLIN HOLDINGS, INC.

FORM OF SENIOR EXECUTIVE RETENTION AGREEMENT

WAIVER AND ELECTION

                    (the "Participant") has deferred amounts previously accruing under that certain Senior Executive Retention Agreement (the "Prior Agreement"), dated as of            , by and between Houghton Mifflin Company ("HMC"), a Massachusetts corporation, and the Participant. Capitalized terms used herein and not otherwise defined shall have the same meaning asunder the Houghton Mifflin Holdings, Inc. 2003 Deferred Compensation Plan dated January 28, 2003 (the "Plan").

        1.    Election to Participate in the Plan.    The Participant agrees to participate in the Plan on all of the terms and conditions set forth therein. A copy of the Plan has been provided to the Participant and the Participant acknowledges receipt of such copy.

        2.    Total Payments.    The Participant's aggregate payments under Section 2 ("Transaction Retention Payments") of the Prior Agreement are $                        (the "Retention Bonus").

        3.    Aggregate Election.    An election under the Plan equal to the Retention Bonus shall be made available to the Participant for allocation under the Plan. The Participant hereby elects to allocate the Retention Bonus to the Stock Subaccount and Cash Subaccount established under the Plan as set forth below; provided that the actual amounts credited to the Account shall be determined in accordance with Section 4 below. The aggregate amount allocated to the Stock Subaccount is referred to as the "Stock Unit Commitment Amount".

          (a)   Aggregate Amount Allocated to Stock Subaccount: $

          (b)   Aggregate Amount Allocated to Cash Subaccount: $

        4.    Crediting of Election to Account.    The Participant acknowledges that the amounts will be credited to each of the Stock Subaccount and the Cash Subaccount, as the case may be, on the following terms and conditions. In the event that the Participant elects to allocate less than the Retention Bonus to the Stock Subaccount, then the first payments that would otherwise be earned by the Participant hereunder shall be allocated first to the Stock Subaccount.

          (a)   If the Participant remains employed by HMC or any member of the Company Group through January 30, 2003 (the "First Crediting Date"), then, within 10 days after such date, the Participant shall have credited to the Participant's Stock Subaccount $                        , and Cash Subaccount $            (which may be zero), which amounts in the aggregate shall equal 20% of the Retention Bonus.

          (b)   If the Participant remains employed by HMC or any member of the Company Group through June 30, 2003 (the "Second Crediting Date"), then, within 10 days after such date, the Participant shall have credited to his or her Stock Subaccount $                        , and Cash Subaccount $                        , (which may be zero) which amounts in the aggregate shall equal 30% of the Retention Bonus.

          (c)   If the Participant remains employed by HMC or any member of the Company Group through June 30, 2004 (the "Third Crediting Date"), then, within 10 days after such date, the Participant shall have credited to his or her Stock Subaccount $            , and Cash Subaccount $            , (which maybe zero) which amounts in the aggregate shall equal 50% of the Retention Bonus.

        5.    Payment of Amounts from the Cash Subaccount.    Amounts credited to the Cash Subaccount hereunder shall be paid to the Participant within 10 days after the applicable Crediting Date in a single lump sum cash payment, subject to applicable tax withholding at the Withholding Rate.

        6.    Termination of Employment without Cause or for Good Reason.    Notwithstanding anything in this Waiver and Election to the contrary, if the Participant's employment is terminated prior to December 31, 2004 (a) by HMC without Cause, (b) by the Participant for Good Reason, as those terms are defined in the Prior Agreement, or (c) because the Participant dies or becomes totally and permanently disabled (as confirmed by a physician selected by HMC), then any portion of the Retention Bonus not then credited to the Participant's Account shall be paid to the Participant within 10 days after such Termination of Employment in a single lump sum cash payment, subject to applicable tax withholding at the Withholding Rate.

        7.    Termination of Employment for Cause or without Good Reason.    Notwithstanding anything in this Election to the contrary, if the Participant's employment is terminated (a) by HMC for Cause or (b) by the Participant without Good Reason, as those terms are defined in the Prior Agreement, then the Participant shall automatically and permanently forfeit any portion of the Retention Bonus not credited to Participant's Account as of the date of such Termination of Employment.

        8.    Applicability of Plan.    By the Participant's signature and the signatures of HMC's authorized representative and the authorized representative of Houghton Mifflin Holdings, Inc. (the "Company") below, the Participant, HMC and the Company acknowledge and agree that all rights and obligations with respect to the Transaction Retention Payments as previously accrued under Section 2 of the Prior Agreement shall, as of January 28, 2003, be cancelled and such amount shall be subject to and governed by the terms and conditions of this Waiver and Election and the Plan. Notwithstanding any provision in the Prior Agreement, this Waiver and Election and the Plan shall supersede Section 2 of the Prior Agreement in its entirety and such Section 2 shall be of no further force or effect. Except as set forth herein, the Prior Agreement shall remain in full force and effect.

        9.    Entire Agreement.    This Waiver and Election and the Plan comprise the entire agreement between the parties with respect to the subject matter hereof. The validity, interpretation, construction, and performance of this Waiver and Election and the Plan, and all claims arising out of or based upon this Waiver and Election and the Plan, shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its conflicts of law principles.

PARTICIPANT:	HOUGHTON MIFFLIN HOLDINGS, INC.
Signature:		By:

Name:		Name:

Title:

Date:	Date:

HOUGHTON MIFFLIN COMPANY
By:

Name:

Title:

Date:

HOUGHTON MIFFLIN HOLDINGS, INC.

Tax Payment Election Form

        The undersigned participant (the "Participant") in the Houghton Mifflin Holdings, Inc. 2003 Deferred Compensation Plan (the "Plan") hereby:

                    elects to have Houghton Mifflin Company (the "Company") advance funds to the Participant by paying the Participant's FICA and Medicare tax obligations, if any, arising out of the retention bonus payments earned by the Participant and allocated to the Participant's Stock Subaccount. The Participant acknowledges that the Company will deduct such advanced amounts from the Participant's paychecks over three monthly pay periods. Participant acknowledges that such advances are made with recourse to the Participant.

        Or

                    elects to submit a single check to the Company in an amount equal to the Participant's FICA and Medicare tax obligations, if any, arising out of the retention bonus payments earned by the Participant and allocated to the Participant's Stock Subaccount. Such payment shall be made promptly after notification by the Company's payroll department of the amount required to satisfy the Participant's tax obligation.

Name of Participant:

Date:                        , 2003

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HOUGHTON MIFFLIN HOLDINGS, INC. FORM OF SENIOR EXECUTIVE RETENTION AGREEMENT WAIVER AND ELECTION
HOUGHTON MIFFLIN HOLDINGS, INC. Tax Payment Election Form